                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                DESIGNS, INC.
                (Name of Registrant as Specified In Its Charter)

                                NOT APPLICABLE
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                                 DESIGNS, INC.

          NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

                                 JUNE 11, 1996

     The Annual Meeting of Stockholders of Designs, Inc. (the "Company") will be held at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts at 8:00 A.M. on Tuesday, June 11, 1996 for the following purposes:

          1. To elect six directors to serve until the next Annual Meeting of Stockholders or Special Meeting in lieu thereof.

          2. To transact such further business as may properly come before the Annual Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on April 19, 1996 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. The transfer books will not be closed.

                                          By order of the Board of Directors,




                                          SCOTT N. SEMEL
                                          Secretary

Needham, Massachusetts
May 6, 1996

                                 DESIGNS, INC.
                                  66 B STREET
                          NEEDHAM, MASSACHUSETTS 02194
                                 (617) 444-7222

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 11, 1996

                                 USE OF PROXIES

     This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about May 6, 1996, in connection with the solicitation by the Board of Directors of Designs, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders to be held on Tuesday, June 11, 1996, and at any and all adjournments thereof (the "Annual Meeting"). When proxies are returned properly executed, the shares represented will be voted in accordance with the stockholders' direction. Stockholders are encouraged to vote on the matters to be considered. However, if no choice has been specified by a stockholder, the shares covered by an executed proxy will be voted as recommended by management. Any stockholder may revoke such stockholder's proxy at any time before it has been exercised by attending the Annual Meeting and voting in person or by filing with the Secretary of the Company either an instrument in writing revoking the proxy or another duly executed proxy bearing a later date.

     A plurality of the votes of shares of the Company's Common Stock, $.01 par value ("Common Stock"), properly cast is required to elect directors. No votes may be taken at the Annual Meeting, other than a vote to adjourn, unless a quorum has been constituted consisting of a majority of the outstanding shares of Common Stock (as of the record date) present or represented at the Annual Meeting. Any stockholder who attends the Annual Meeting may not withhold such stockholder's shares from the quorum count by declaring such shares absent from the Annual Meeting. Shares voted to abstain or to withhold as to a particular matter, or as to which a nominee (such as a broker holding shares in street name for a beneficial owner) has no voting authority in respect of a particular matter, shall be deemed present for quorum purposes. Such shares, however, will not be deemed to be voting with respect to election of directors and will not count as votes for or against such election. Votes will be tabulated by the Company's transfer agent subject to the supervision of persons designated by the Board of Directors as inspectors.

                                     ITEM 1

                             ELECTION OF DIRECTORS

     The Board of Directors has determined, in accordance with the By-Laws of the Company, as amended (the "By-Laws"), that the Board of Directors to be elected at the Annual Meeting shall consist of six members. There are six nominees, each of whom currently serves as a member of the Board of Directors of the Company, to be elected to serve on the Board until the 1997 Annual Meeting of Stockholders or Special Meeting in lieu thereof. Although management expects all nominees to accept nomination and to serve if elected, proxies may be voted for a substitute if a nominee is unable to serve at the time of election.

     The nominees for directors are:

                                                                                       DIRECTOR
                  NAME                   AGE                 POSITION                   SINCE
                  ----                   ---                 --------                   -----
    Stanley I. Berger...............     66     Chairman of the Board and Director       1976
    Joel H. Reichman................     45     President, Chief Executive Officer       1987
                                                and Director
    James G. Groninger..............     52     Director                                 1987
    Bernard M. Manuel...............     48     Director                                 1990
    Melvin I. Shapiro...............     81     Director                                 1990
    Peter L. Thigpen................     56     Director                                 1994


     The Board of Directors recommends that you vote FOR the election of the six individuals named above as directors of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following named persons were the only persons or entities known by the Company to be the beneficial owners of more than five percent of the issued and outstanding shares of Common Stock as of April 8, 1996. The Company is informed that, except as indicated, all of them have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                                     NUMBER OF
                                                                       SHARES
                                                                    BENEFICIALLY       PERCENT
                 NAME AND ADDRESS OF BENEFICIAL OWNER                  OWNED         OF CLASS(1)
                 ------------------------------------               ------------     -----------
    Heartland Advisors, Inc. .....................................   1,764,400(2)        11.1%
      790 North Milwaukee Street
      Milwaukee, Wisconsin 53202
    Stanley I. Berger.............................................   1,179,698(3)         7.3%
      66 B Street
      Needham, Massachusetts 02194

- ---------------

(1) A total of 15,861,199 shares of Common Stock was outstanding as of April 8, 1996.

(2) Heartland Advisors, Inc. ("HAI") has informed the Company that, as of April 8, 1996, it held a total of 1,764,400 shares of Common Stock and that, as of such date, HAI had discretionary voting power with respect to 1,640,200 of those shares. The Company previously received a report on Schedule 13G with a signature dated February 9, 1996 stating that HAI had sole voting power with respect to 1,495,200 shares and that HAI may be deemed to beneficially own, within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), 1,648,400 shares over which it had sole

                                        2

    dispositive power. The report on Schedule 13G described the relationship among HAI and certain investment advisory accounts and a registered investment company but did not affirm the existence of a group. Nevertheless, the Company believes that HAI, such investment accounts and the investment company may be deemed to constitute a "group" as that term is used in Section 13(d)(3) of the Exchange Act, and that such group may be deemed to be the beneficial owner of the shares described in this footnote.

(3) Includes 212,498 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 8, 1996.



     As of April 8, 1996, the following directors of the Company, the executive officers of the Company named in the Summary Compensation Table set forth below, and such directors and executive officers as a group were the beneficial owners of the indicated amount of issued and outstanding shares of Common Stock. Except as indicated, all of them have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                                         NUMBER OF
                                                                           SHARES
                                                                        BENEFICIALLY       PERCENT
                            NAME AND TITLE                                 OWNED         OF CLASS(1)
                            --------------                              ------------     -----------
Stanley I. Berger.....................................................   1,179,698(2)         7.3%
 Chairman of the Board and Director

Joel H. Reichman......................................................     199,120(3)         1.2%
 President, Chief Executive Officer and Director

Scott N. Semel........................................................     164,530(4)         1.0%
 Executive Vice President, General Counsel and Secretary

Mark S. Lisnow........................................................           0              *
 Senior Vice President, Merchandising

William D. Richins....................................................      11,666(5)           *
 Chief Financial Officer

James G. Groninger....................................................      25,300(6)           *
 Director

Melvin I. Shapiro.....................................................      50,950(7)           *
 Director

Bernard M. Manuel.....................................................      39,700(8)           *
 Director

Peter L. Thigpen......................................................       8,166(9)           *
 Director

Directors and Executive Officers as a group (9 persons)...............   1,679,130(10)       10.1%

- ---------------

 *  Less than 1%

(1) A total of 15,861,199 shares of Common Stock was outstanding as of April 8, 1996.

(2) Includes 212,498 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 8, 1996.





                                        3

 (3) Includes 191,663 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 8, 1996, as well as 280 shares owned by Mr. Reichman's wife and 427 shares owned by Mr. Reichman's children, as to which 707 shares Mr. Reichman disclaims beneficial ownership.

 (4) Includes 159,580 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 8, 1996, as well as 450 shares owned by Mr. Semel's daughter, as to which he disclaims beneficial ownership.

 (5) Represents 11,666 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 8, 1996.

 (6) Includes 23,500 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 8, 1996.

 (7) Represents 50,500 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 8, 1996 and 450 shares owned by Mr. Shapiro's wife as to which he disclaims beneficial ownership.

 (8) Represents 39,700 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 8, 1996.

 (9) Includes 7,666 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 8, 1996.

(10) Includes 696,773 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 8, 1996. See also Notes 2 through 9 above for further details concerning such options.


NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS

     Joel H. Reichman has been President and Chief Executive Officer of the Company since December 19, 1994. Prior to that time, he had served as the Company's President and Chief Operating Officer since January 1993. Mr. Reichman has been employed by the Company since 1976 and served as its Executive Vice President from 1985 until January 1993. Prior to joining the Company, he was employed by The GAP, Inc. as Assistant to the Regional Manager. Mr. Reichman has been in the retail clothing business for approximately 24 years.

     Scott N. Semel, 40, has been employed as General Counsel to the Company since 1986. In March 1990, Mr. Semel was elected Secretary and Vice President of the Company. In March 1994, Mr. Semel was elected Senior Vice President of the Company. On April 17, 1996, Mr. Semel was elected Executive Vice President of the Company.

     Mark S. Lisnow, 48, joined the Company as its Senior Vice President, Merchandising, on August 25, 1995. From July 1990 until July 1995, Mr. Lisnow was Executive Vice President, Merchandising, of Filene's Basement Corp., an off-price specialty retailer offering branded and private label merchandise.

     William D. Richins, 45, joined the Company as its Chief Financial Officer on April 17, 1995. Prior to joining the Company, Mr. Richins was Executive Vice President and Chief Financial Officer of London Fog Corporation, a manufacturer and retailer of rainwear and outerwear, from 1993 to 1995. From 1991 to 1993, he was Senior Vice President and Chief Financial Officer of a domestics and home furnishings retailer, Linens 'n Things, a division of Melville Corporation.

     Stanley I. Berger is a founder of the Company and has been its Chairman of the Board since January 1993. Mr. Berger also served as the Company's Chief Executive Officer from January 1993 until December 1994. Prior to January 1993, Mr. Berger had served as the President and Chief Operating Officer of the Company since 1977. Mr. Berger has been a director of the Company since its inception. He has been in the retail clothing business for approximately 25 years. Mr. Berger also is a partial beneficial owner of Durban Trust, the landlord of the Company's former corporate headquarters.

     James G. Groninger was elected a director of the Company in 1987. Mr. Groninger is the founder and president of The BaySouth Company, an investment banking firm. Prior to becoming associated with The BaySouth Company, from 1988 through 1994, Mr. Groninger held various positions with PaineWebber Incorporated, an investment banking and brokerage firm, including the position of Managing Director. Mr. Groninger is a member of the Board of Directors of Cygne Designs, Inc. and NPS Pharmaceuticals, Inc.

     Bernard M. Manuel was elected a director of the Company in 1990. Mr. Manuel is the Chairman of the Board and Chief Executive Officer of Cygne Designs, Inc., a private label manufacturing company, and Chairman of the Board and Chief Executive Officer of Amvent, Inc., an international financial consulting company. Mr. Manuel has been associated with these companies since prior to 1990.

     Melvin I. Shapiro was elected a director of the Company in 1990. Mr. Shapiro has been a partner in the independent accounting firm of Tofias, Fleishman & Shapiro, P.C. since prior to 1990.

     Peter L. Thigpen was elected a director of the Company in March 1994. Mr. Thigpen is a partner and a founder of Executive Reserves, a consulting firm specializing in marketing strategy, quality processes and development of strategic business plans. Prior to becoming associated with Executive Reserves, Mr. Thigpen held various positions with Levi Strauss & Co. covering a period of more than 23 years, including the position of Senior Vice President, U.S. Operations. Mr. Thigpen is presently a member of the Board of Directors of The Gymboree Corporation.

     All directors hold office until the next Annual Meeting of Stockholders or Special Meeting in lieu thereof. Executive officers, once elected, serve at the discretion of the Board of Directors.

DIRECTOR COMPENSATION

     During the fiscal year ended February 3, 1996 ("fiscal year 1995"), non-employee directors of the Company were paid $3,000 plus expenses for each meeting of the Board of Directors in which they participated. During fiscal year 1995, non-employee directors of the Company were paid, in addition to reimbursement of expenses, for meetings of committees of the Board in which they participated as follows: $3,000 for each Compensation Committee meeting; $2,000 for each Management Succession Committee meeting; $1,500 for each Audit Committee meeting; $1,500 for each Nominating Committee meeting; $1,500 for each Corporate Compliance Committee meeting; and $1,500 for each Corporate Governance Committee meeting. During fiscal year 1995, non-employee directors of the Company were, and during the fiscal year ending February 1, 1997 ("fiscal year 1996") such directors will continue to be, eligible to participate in the Company's 1992 Stock Incentive Plan, as amended (the "1992 Stock Incentive Plan"). Each non-employee director of the Company who is elected by the stockholders to the Board initially will automatically be granted, upon such election, a stock option to purchase 10,000 shares of Common Stock at the then fair market value. Each non-employee director of the Company who is re-elected by the stockholders to the Board is granted, upon such re-election, a stock option to purchase 3,000 shares of Common Stock at the then fair market value. Each of such stock options becomes exercisable in three equal installments commencing twelve months following the date of grant and has a ten year term.

EXECUTIVE COMPENSATION


     Summary Compensation Table. The following Summary Compensation Table sets forth certain information regarding compensation paid or accrued by the Company with respect to the Chief Executive Officer of the Company during fiscal year
1995 and the other three executive officers of the Company as of February 3, 1996 for the fiscal years ended February 3, 1996, January 28, 1995 ("fiscal year
1994") and January 29, 1994 ("fiscal year 1993").

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                   ANNUAL               AWARDS:
           NAME AND                             COMPENSATION           SECURITIES
      PRINCIPAL POSITION        FISCAL     ----------------------      UNDERLYING          ALL OTHER
    (AT FEBRUARY 3, 1996)        YEAR      SALARY($)     BONUS($)      OPTIONS(#)      COMPENSATION($)(1)
    ---------------------       ------     ---------     --------     ------------     ------------------
Joel H. Reichman..............   1995      $375,000      $      0        50,000             $ 3,295
  President and                  1994(2)   $300,000      $ 91,000        35,000             $ 3,334
  Chief Executive Officer        1993      $270,000      $108,000        25,000             $ 3,934

Scott N. Semel................   1995      $255,000      $      0        50,000             $ 2,578
  Senior Vice President(3),      1994      $225,000      $ 68,500        25,000             $ 2,544
  General Counsel and Secretary  1993      $170,000      $ 68,000        15,000             $ 3,749

Mark S. Lisnow................   1995(4)   $132,692      $      0        35,000             $    65
  Senior Vice President,
  Merchandising

William D. Richins............   1995(5)   $181,731      $      0        35,000             $28,845
  Chief Financial Officer

- ---------------

(1) The amounts disclosed in this column covering fiscal year 1995 represent (i) payments for insurance premiums for term life insurance for the benefit of the executive officers (Mr. Reichman $157, Mr. Semel $157, Mr. Lisnow $65, and Mr. Richins $118); (ii) matching contributions that were made for the benefit of the executive officers by the Company to the Company's retirement plan (the "401(k) Plan") established pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") (Mr. Reichman $3,138, and Mr. Semel $2,421); and (iii) payments to Mr. Richins for certain relocation expenses and income taxes attributable thereto in the amounts of $20,541 and $8,186, respectively.

(2) Mr. Reichman was elected Chief Executive Officer of the Company on December 19, 1994.

(3) Mr. Semel was elected Executive Vice President of the Company on April 17, 1996.

(4) Mr. Lisnow was elected Senior Vice President, Merchandising, of the Company on September 18, 1995.

(5) Mr. Richins was elected Chief Financial Officer of the Company on May 1,
    1995.



     Option Grants Table. The following Option Grants Table sets forth certain information as of February 3, 1996 regarding stock options granted during fiscal year 1995 by the Company to the executive officers named in the Summary
Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                        POTENTIAL REALIZABLE
                                               INDIVIDUAL GRANTS                          VALUE AT ASSUMED
                         -------------------------------------------------------------     ANNUAL RATES OF
                                                                                            STOCK PRICE
                         NUMBER OF OPTIONS    PERCENT OF TOTAL  EXERCISE                  APPRECIATION FOR
                             GRANTED TO       OPTIONS GRANTED   PRICE PER                  OPTION TERM(4)
                              PURCHASE        TO EMPLOYEES IN     SHARE     EXPIRATION   -------------------
NAME                     COMMON STOCK(#)(1)   FISCAL YEAR(2)     ($/SH)      DATE(3)        5%        10%
- ----                     ------------------   ---------------   ---------   ----------   --------   --------
Joel H. Reichman.......        50,000               11.4%        $10.50       05/01/05   $330,170   $836,715
Scott N. Semel.........        50,000               11.4%        $10.50       05/01/05   $330,170   $836,715
Mark S. Lisnow.........        35,000                7.9%        $ 8.00       09/18/05   $176,091   $446,248
William D. Richins.....        35,000                7.9%        $10.50       05/01/05   $231,119   $585,700

- ---------------

(1) Options were granted to Messrs. Reichman, Semel, Lisnow and Richins under the 1992 Stock Incentive Plan and become exercisable in three equal annual installments commencing twelve months following the date of grant.

(2) Options covering 440,500 shares of Common Stock were granted to employees of the Company during fiscal year 1995.

(3) All options described above expire ten years following the date of grant.

(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based upon assumed rates of share price appreciation set by the Securities and Exchange Commission (the "Commission") of five percent and ten percent compounded annually from the date the respective options were granted. Actual gains, if any, are dependent on the performance of shares of Common Stock. There can be no assurance that the amounts shown will be realized.


     Fiscal Year-End Option Table. The following Fiscal Year-End Option Table sets forth certain information regarding stock options exercised during fiscal year 1995 and stock options held as of February 3, 1996 by the executive officers named in the Summary Compensation Table:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF UNEXERCISED
                                                              OPTIONS TO PURCHASE          VALUE OF UNEXERCISED
                                                            COMMON STOCK AT FISCAL        IN-THE-MONEY OPTIONS AT
                                   SHARES       VALUE             YEAR-END(#)               FISCAL YEAR-END(2)
                                 ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
NAME                             EXERCISE(#)    ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ----                             -----------   --------   -----------   -------------   -----------   -------------
Joel H. Reichman...............     0            0         163,330         81,668       $ 90,555          $0
Scott N. Semel.................     0            0         134,581         71,667       $138,535          $0
Mark S. Lisnow.................     0            0               0         35,000       $      0          $0
William D. Richins.............     0            0               0         35,000       $      0          $0

- ---------------

(1) Value Realized means the difference between the option exercise price and the market value, as of the date of exercise, of the shares of Common Stock acquired upon exercise.

(2) Value is based on the last sale price of Common Stock ($6.13 per share) on Friday, February 2, 1996, as reported by the NASDAQ National Market System, less the applicable option exercise price.


EMPLOYMENT AGREEMENTS

     The Company entered into employment agreements, effective as of October 16, 1995, with each of its executive officers, Joel H. Reichman, Scott N. Semel, Mark S. Lisnow and William D. Richins, for three year terms ending October 15, 1998. Each of these employment agreements (collectively, the "Employment Agreements") provides for automatic renewal for successive one year terms unless either party notifies the other to the contrary at least 90 days prior to expiration of the then current term. The Employment Agreements require each executive officer to devote substantially all of his time and attention to the business of the Company as necessary to fulfill his duties. Pursuant to the Employment Agreements, Messrs. Reichman, Semel, Lisnow and Richins were initially entitled to be paid base salary at an annual rate of $375,000, $255,000, $300,000 and $225,000, respectively. The Employment Agreements provide that the executive officers' annual rate of base salary for the remaining years of employment is determined by the Compensation Committee of the Board of Directors (the "Compensation Committee") in its sole discretion; provided, however, effective as of the first day of each fiscal year of the Company, each executive officer's annual rate of base salary will be increased by at least the percentage increase in the cost of living in Boston, Massachusetts. The Employment Agreements also provide for the payment of bonuses in such amounts as may be determined by the Compensation Committee. While an executive officer is employed by the Company, the Company provides the executive officer with a full size automobile for his use in performing his employment duties and obligations, including maintenance of and fuel for such automobile. Each executive officer is entitled to vacations and to participate in and receive any other benefits customarily provided by the Company to its senior executives (including any bonus, retirement, short and long-term disability insurance, major medical insurance and group life insurance plans in accordance with the terms of such plans) and including stock option plans, all as determined from time to time by the Compensation Committee. In addition, Mr. Lisnow's Employment Agreement provides that the Company shall pay additional health insurance costs not to exceed $8,800 for the first two years of Mr. Lisnow's employment with the Company.

     The Employment Agreements provide that in the event the executive officer's employment is terminated by the Company at any time for any reason other than "justifiable cause" (as defined in the Employment Agreements), disability or death, or in the event that the Company shall fail to renew the Employment Agreement at any time within two years following the date of a "Change in Control of the Company," the Company is required, upon such termination, immediately to pay to the executive officer, in a lump sum, a severance payment equal to the greater of (i) one-twelfth of the executive officer's then annual base salary multiplied by the number of months in the remaining term of the Employment Agreement or (ii) a sum equal to his then annual base salary multiplied by (a) two years in the case of Messrs. Reichman and Semel, and (b) one year in the case of Messrs. Lisnow and Richins. In addition, in the event the executive officer's employment is terminated under such circumstances, the executive officer is also entitled to continue to participate, at the Company's expense, in the Company's health insurance and disability insurance programs to the extent permitted by such programs for a period of (a) two years in the case of Messrs. Reichman and Semel and (b) one year in the case of Messrs. Lisnow and Richins. The Employment Agreements also provide that in the event the Company elects not to renew the Employment Agreement (other than within two years following a Change of Control of the Company), the Company will pay the executive officer a sum equal to the greater of (i) one year's annual base salary or (ii) two months base salary plus one-sixth of the executive officer's bonus, if any, relating to the most recently completed fiscal year, for each year the executive officer has been employed by the Company. If an executive officer dies while he is on Company business, then the Company is required to pay such executive officer's estate one-half of his then annual base salary.

     Each Employment Agreement contains confidentiality provisions pursuant to which each executive officer agrees not to disclose confidential information regarding the Company. Each Employment Agreement also contains covenants pursuant to which each executive officer agrees during the term of his employment and for a one year period following the termination of his employment, not to have any connection with any business which competes with the business of the Company. Each executive officer agrees that in the event his employment is terminated (unless such termination is because the Company fails to renew the Employment Agreement or the Company terminates the executive officer's employment within two years following a Change in Control of the Company), the executive officer will be available on a part-time basis to advise and consult with the Company, with respect to the affairs of the Company, for up to one year following termination of employment. In the event the Company elects not to renew an executive officer's Employment Agreement, or terminates the executive officer's employment within two years following a Change in Control of the Company, or fails to make the required severance payments described above, then the non-competition covenants contained in such executive officer's Employment Agreement will automatically terminate.

     Under the Employment Agreements, the executive officer may terminate his employment at any time upon 30 days' prior notice. Upon the executive officer's termination of his employment or his election not to renew his Employment Agreement, the non-competition covenants contained in such executive officer's Employment Agreement will terminate unless the Company pays the executive officer the severance payments described above. In such event, the executive officer will be entitled to receive such portion of his annual base salary and bonus, if any, as had been accrued to date.

     For purposes of the Employment Agreements, a "Change in Control of the Company" is deemed to occur if: (i) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company; or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     The Employment Agreements also provide that if, in connection with a change of ownership or control of the Company or a change in ownership of a substantial portion of the assets of the Company (all within the meaning of Section 280G(b)(2) of the Internal Revenue Code), an excise tax is payable by the executive officer under Section 4999 of the Internal Revenue Code, then the Company will pay to the executive officer additional compensation which will be sufficient to enable the executive officer to pay such excise tax as well as the income tax and excise tax on such additional compensation, such that, after the payment of income and excise taxes, the executive officer is in the same economic position in which he would have been if the provisions of Section 4999 of the Internal Revenue Code had not been applicable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     James G. Groninger and Bernard M. Manuel served on the Compensation Committee during all of fiscal year 1995 and Peter L. Thigpen served on the Compensation Committee beginning on May 1, 1995. Except as described in the section entitled "Certain Relationships and Related Transactions" herein, persons serving on the Compensation Committee had no relationships with the Company other than their relationship to the Company as directors entitled to the receipt of standard compensation as directors and members of certain committees of the Board and their relationship to the Company as beneficial owners of shares of Common Stock. No person serving on the Compensation Committee or on the Board of Directors is an executive officer of another entity for which an executive officer of the Company serves on the board of directors or on that entity's compensation committee.

COMPENSATION COMMITTEE REPORT

     Decisions concerning the compensation of the Company's executive officers generally are made by the three-member Compensation Committee. Each member of the Compensation Committee is a non-employee director of the Company. The Compensation Committee must make all decisions concerning stock-based compensation awards in order to qualify the stock-based plans for exemption under Rule 16b-3 promulgated under the Exchange Act. This Report summarizes the Company's executive officer compensation practices and policies for fiscal year 1995.

     COMPENSATION POLICIES

     The Company's compensation policies are designed to link executive officer compensation to the annual and long-term performance of the Company and to provide industry-competitive compensation for such officers. The compensation mix reflects a balance of annual cash payments, consisting of annual base salary payments and annual incentive bonus payments, and long-term stock-based incentives in the form of stock options. Annual incentive cash bonuses are earned by eligible executive officers under the Company's Executive Incentive Plan (the "EIP") based upon the achievement of measurable corporate performance goals established prior to or in the first fiscal quarter of each fiscal year. However, emphasis in incentive compensation is placed on the more strategic stock-based plans which more closely align the interests of the executive officers with those of the stockholders of the Company and which provide incentives to attract individuals and to motivate and retain executive officers over the long-term.

     The Company's executive officer compensation consists of two key components: (1) an annual component, consisting of base salary and bonus, if any, and (2) a long-term component consisting of the grant of stock options. The policies with respect to each of these elements, as well as the basis for determining the compensation of the Company's Chief Executive Officer, Joel H. Reichman, are described below.

(1) Annual Component: Base Salary and Annual Bonus

     Base Salary: Base salaries for executive officers are reviewed and established annually by reviewing a number of factors, including, but not limited to, the individual performance of the executive officers, promotions, the responsibilities of each executive officer's position and the executive officers' salaries compared with salaries of executive officers of other companies in the specialty retail apparel industry (the "Industry"). The Compensation Committee defines the Industry as public companies in the specialty retail apparel business with similar sales and market capitalization. In connection with base salary amounts set for fiscal year 1995, members of the Compensation Committee reviewed two professionally-prepared surveys of certain companies in the Industry to determine the competitive amounts of base salary for the Industry. Annual base salary adjustments are influenced by the Company's performance in the previous fiscal year and the individual's contribution to that performance, the individual's performance, promotions of the individual that may have occurred during the year, and any increases in the individual's level of responsibility (which is measured by various factors including, but not limited to, the number of departments and employees for which the executive officer is responsible). Base salary rates for fiscal year 1995 for the Chief Executive Officer and the other most highly compensated executive officer who was employed by the Company in the prior fiscal year increased, on average, by approximately 19.2%, compared to a 13.5% increase for the fiscal year ended January 28, 1995. As discussed below, the 19.2% increase for fiscal year 1995 is attributable, in part, to the promotion of Joel H. Reichman to Chief Executive Officer of the Company in December 1994.

     Annual Bonus: The concept underlying the EIP is to link compensation to the performance of the Company based on a number of measurable corporate performance criteria. The Compensation Committee annually determines which executive officers are eligible to participate in the EIP for the following fiscal year. Generally, an executive officer's eligibility is determined based upon an assessment of such officer's individual performance during the previous fiscal year as well as other factors which members of the Compensation Committee may take into account. In fiscal year 1995, the EIP used a base profitability threshold and five quantifiable measurements of corporate performance, each of which is determined without regard to the effect of any non-recurring item of income or expense: growth of revenue, increase in profitability of the Company's comparable stores (i.e., stores open for at least one full fiscal year as of the beginning of the Company's fiscal year), achievement of profitability goals for new stores, control of non-store general and administrative expenses, and return on equity. Prior to or in the first fiscal quarter of each fiscal year the Compensation Committee reviews and thereafter establishes the goals for each measure of performance and the weight of each such measure. Under the EIP for fiscal year 1995, if all of the goals were met or exceeded during the fiscal year and the base profitability threshold was met, then the Company's executive officers would have been entitled to receive the maximum bonus, which, for fiscal year 1995, was 50% of the executive officer's base salary for that portion of the fiscal year during which the individual served as an executive officer of the Company. In the event only a portion of the goals were met or exceeded and if the EIP's base profitability threshold was met or exceeded, then the executive officers would have been entitled to receive a portion of the maximum bonus. If the base profitability threshold was not met during the fiscal year, the Company's executive officers would not have been entitled to payment of any bonus under the EIP. Prior to the beginning of fiscal year 1994, the Compensation Committee increased the goals required to be met with respect to certain of the five measurements of corporate performance. These goals, as modified prior to the beginning of fiscal year 1994, remained in effect during fiscal year 1995. During fiscal year 1995, the base profitability threshold was not met. Accordingly, none of the executive officers participating in the EIP was paid a bonus for the fiscal year.

     The executive officers' rates of base salary for fiscal year 1995 were set during the first fiscal quarter of fiscal year 1995. The Employment Agreements discussed above were entered into during the third quarter of fiscal year 1995 and did not alter the executive officers' compensation arrangements established by the Compensation Committee for fiscal year 1995. The Employment Agreements were offered by the Company to the executive officers in order to attract and retain executive officers who the Compensation Committee expects will contribute to the long-term financial success of the Company.

(2) Long-Term Component: Stock Options

     To align executive officers' interests more closely with the interests of the stockholders of the Company, the Company's long-term compensation program emphasizes the grant of stock options exercisable for shares of Common Stock. The amount of such awards is determined one or more times each year by the Compensation Committee. Stock options are granted to executive officers in amounts based largely upon the size of stock-based awards of other companies in the Industry for comparable positions as well as the availability of shares of Common Stock under the 1992 Stock Incentive Plan. The Compensation Committee may take into account other factors in determining the size of stock option grants including, but not limited to, the need to attract and retain individuals the Compensation Committee perceives to be valuable to the Company. In connection with stock option grants in fiscal year 1995, the members of the Compensation Committee reviewed a survey prepared at the direction of the Compensation Committee in order to determine the competitive amounts of stock option grants for the executive officers. All stock options granted to executive officers in fiscal year 1995 had an exercise price equal to the fair market value of shares of Common Stock on the day of grant. All stock options granted to executive officers of the Company in fiscal year 1995 become exercisable in three equal annual installments commencing twelve months after the date of grant. Stock options generally are exercisable between one and ten years from the date of grant. Such stock options provide incentive for creation of stockholder value over the long-term since the full benefit of the compensation package cannot be realized unless appreciation in the price of Common Stock occurs over a specified number of years.

     In addition to the foregoing, executive officers receive benefits under certain group health and life insurance plans which are generally available to the Company's eligible employees. After one year of service with the Company, the executive officers are eligible to participate in the 401(k) Plan. Benefits under these plans are not tied to corporate performance.

     The Commission requires that this Report comment upon the Compensation Committee's policy with respect to Section 162(m) of the Internal Revenue Code, which limits the Company's tax deduction with regard to compensation in excess of $1 million paid to the chief executive officer and the four most highly compensated executive officers (other than the chief executive officer) at the end of any fiscal year unless the compensation qualifies as "performance-based compensation." The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by the Company while simultaneously providing executive officers of the Company with appropriate rewards for their performance.

     CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Reichman became Chief Executive Officer of the Company on December 19, 1994 pursuant to the Company's management succession program. Mr. Reichman served as the Company's President and Chief Executive Officer during all of fiscal year 1995. The following discussion sets forth the bases for Mr. Reichman's compensation during fiscal year 1995 and the relationship between his compensation and the performance of the Company.

     Annual Base Salary: Mr. Reichman was not awarded a salary increase in December 1994 when he became Chief Executive Officer. During the first fiscal quarter of fiscal year 1995, Mr. Reichman's annual base salary for fiscal year 1995 was increased 25%. The increase in fiscal year 1995, in large part, was intended to provide Mr. Reichman a base level of compensation commensurate with his new position that was competitive with salaries for officers holding comparable positions in the Industry. As mentioned above, in establishing Mr. Reichman's salary, the Compensation Committee reviewed survey information concerning compensation of other comparable executives in the Industry. The salary increase was also intended to reward Mr. Reichman for his leadership role in store operations during fiscal year 1994 and his contribution to the Company's performance in fiscal year 1994. Finally, the increase in Mr. Reichman's salary was intended to reflect his increasing responsibilities within the Company. During fiscal year 1994, until he became Chief Executive Officer, Mr. Reichman was directly responsible for store operations, store construction and real estate, visual merchandising, marketing, and technology and information systems. After being elected Chief Executive Officer, Mr. Reichman retained those responsibilities and became directly responsible for merchandise planning. During fiscal year 1995, Mr. Reichman also undertook to reposition the Company from a single vendor specialty retailer to a vertically integrated specialty retailer of branded casual apparel.

     Mr. Reichman has declined to accept a base salary increase for fiscal year 1996 although the Compensation Committee authorized such an increase in April 1996.

     Annual Bonus: Like the other executive officers of the Company, Mr. Reichman did not receive a bonus because the base profitability threshold under the EIP was not met during fiscal year 1995.

     Stock Options: In light of the Company's performance in fiscal year 1994 and Mr. Reichman's contribution to that performance and in furtherance of the Compensation Committee's policy of more closely aligning the executive officers' interests with those of the stockholders, in the first quarter of fiscal year 1995, the Compensation Committee granted Mr. Reichman options covering 50,000 shares of Common Stock. Based on the surveys reviewed by the Compensation Committee, the Committee believes this option grant is consistent with the practices in comparable companies in the Industry for their chief executive officers.

     Despite a fiscal year reflecting weak consumer demand for casual apparel, the Company reported record sales in fiscal year 1995. Under Mr. Reichman's direction, the Company also successfully completed the acquisition of certain assets of Boston Trading Ltd., Inc., established a merchandise design, sourcing and distribution team, opened ten new stores and remodeled eighteen other stores. In addition, since the time of Mr. Reichman's election as the Company's Chief Executive Officer, the Company completed the Designs store restructuring program under which 15 of the Company's poorest performing Designs stores were closed at less than two-thirds of the amount initially reserved to complete this restructuring program. The Company successfully faced a number of new and difficult challenges during fiscal year 1995 and, despite a difficult retail environment, was able to earn approximately $9.8 million, or $0.62 per share. Under Mr. Reichman's leadership, the Company also reported record sales exceeding $300 million in fiscal year 1995. Although the performance of the Company's Common Stock during fiscal year 1995 was disappointing, the Compensation Committee is satisfied that the contribution of Mr. Reichman to the Company's operating performance in fiscal year 1995 warranted his compensation for that year.

                                                THE COMPENSATION COMMITTEE
                                                    James G. Groninger
                                                    Bernard M. Manuel
                                                    Peter L. Thigpen

PERFORMANCE GRAPH

     The following Performance Graph compares the performance of the Company's cumulative stockholder return with that of a broad market index (Standard & Poor's Industrial Index), and two published industry indices (the Standard & Poor's Retail (Specialty) Index and the Standard & Poor's Retail (Specialty-Apparel) Index) for each of the most recent five years ended January 31. The cumulative stockholder return for shares of Common Stock and each of the indices is calculated assuming that $100 was invested on January 31, 1991. The Company paid no cash dividends during the periods shown. The performance of the indices is shown on a total return (dividends reinvested) basis. The graph lines merely connect January 31 of each year and do not reflect fluctuations between those dates.


     For fiscal year 1995, the Company has elected to compare its cumulative total stockholder return with the Standard & Poor's Retail (Specialty-Apparel)
Index rather than with the Standard & Poor's Retail (Specialty) Index, the index used for fiscal year 1994. The Standard & Poor's Retail (Specialty-Apparel)
Index is composed of Charming Shoppes, Inc., The GAP, Inc., The Limited, Inc.
and TJX Companies, Inc. and, in the Company's opinion, provides a more appropriate basis for comparison of cumulative total stockholder return than the Standard & Poor's Retail (Specialty) Index, due to the similarity among the types of merchandise offered for sale by the firms listed in the Standard &
Poor's Retail (Specialty-Apparel) Index and the Company's business.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

                                                                                  S&P RETAIL
                                                                  S&P RETAIL      (SPECIALTY-
      MEASUREMENT PERIOD                          S&P INDUS-      (SPECIALTY)       APPAREL)
    (FISCAL YEAR COVERED)        DESIGNS, INC.   TRIALS INDEX        INDEX           INDEX
     -------------------         -------------   ------------        -----           -----
          1991                      100.00          100.00          100.00          100.00
          1992                      237.51          124.02          135.07          172.17
          1993                      610.74          132.81          177.58          151.51
          1994                      409.84          147.48          173.59          128.87
          1995                      237.06          151.88          172.54          103.25
          1996                      184.83          208.89          160.73          122.96

     The graph and other data used above were prepared by Standard & Poor's Compustat Services, a division of The McGraw-Hill Companies.

                             ADDITIONAL INFORMATION

401(k) PLAN

     On January 27, 1993, the Board of Directors adopted the 401(k) Plan. All eligible employees of the Company are entitled to participate in such Plan. The 401(k) Plan permits each participant to defer up to fifteen percent of such participant's annual salary up to a maximum annual amount ($9,240 in calendar year 1995 and $9,500 in calendar year 1996). The Board of Directors of the Company may determine, from fiscal year to fiscal year, whether and to what extent the Company will contribute to the 401(k) Plan by matching contributions made to such Plan by eligible employees. During fiscal year 1995, the matching contribution by the Company continued to be 50% of contributions by eligible employees up to a maximum of six percent of salary.

EXECUTIVE INCENTIVE PLAN

     The EIP, which was initially adopted by the Board of Directors of the Company during the fiscal year ended January 26, 1991, was updated and re-adopted by the Compensation Committee on April 4, 1994. The EIP is an incentive compensation plan under which executive officers of the Company may be eligible to receive annual cash bonus payments. For a more complete description of the EIP, please refer to the "Compensation Policies" portion of the Compensation Committee Report set forth above.

KEY MAN INSURANCE

     The Company has obtained a key man life insurance policy in the amount of $2,000,000 on the life of Mr. Reichman. The Company pays the premium for such policy and is the sole beneficiary thereof.

LIMITATION OF LIABILITY; INDEMNIFICATION

     The Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that no director of the Company shall be personally liable to the Company or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by the Delaware General Corporation Law. The Delaware General Corporation Law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that directors remain liable for
(i) any breach of the directors' duty of loyalty to a company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the directors derived an improper personal benefit. The effect of this provision of the Certificate of Incorporation is that directors cannot be held liable for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in the preceding sentence. The provision does not prevent stockholders from obtaining injunctive or other equitable relief against directors, nor does it shield directors from liability under federal or state securities laws.

     The Certificate of Incorporation and the By-Laws further provide for indemnification of the Company's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal year 1995, the Company leased its headquarters in Chestnut Hill, Massachusetts from Durban Trust, a nominee trust of which the sole beneficiary is a partnership affiliated with Stanley I. Berger, the Chairman of the Board and a director of the Company, and the estate of Calvin Margolis, a former executive officer and director of the Company. The general partner of the beneficiary is a corporation controlled by Mr. Berger and the estate of Mr. Margolis and the only limited partners of the beneficiary are Mr. Berger and the estate of Mr. Margolis. Total rent paid to Durban Trust in fiscal year 1995 was approximately $764,020. The Company believes that the lease arrangements between the Company and Durban Trust are on terms at least as favorable to the Company as it would have expected to receive from a landlord unrelated to the Company, Mr. Berger or the estate of Mr. Margolis for office facilities of equal quality. The lease expired on April 30, 1996. The Company recently entered into a new lease agreement with an unrelated party and, as of April 22, 1996, relocated its headquarters to Needham, Massachusetts.

     The Company entered into a Consulting Agreement with Mr. Berger dated as of December 21, 1994 in which he agreed for a period of three years to provide an average of four days per week of consulting services to the Company. As compensation for such services, among other things, the Company has agreed to pay Mr. Berger at the rate of $250,000 per annum and to provide him and his spouse health benefits during and after the term of the Agreement. In the event of the death of Mr. Berger during the term of the Agreement, the Company will continue to make such payments to his spouse for the balance of the term. Under the Agreement, the Company also agreed that during the term of the Agreement it would make available to Mr. Berger an automobile for use in connection with his work for the Company, that it would reimburse him for the expenses of operation of the automobile and that it would transfer title to the automobile to Mr. Berger, without charge to him, promptly after expiration of the term of the Agreement.

     James G. Groninger, a director of the Company, is founder, president and principal stockholder of The BaySouth Company, an investment banking firm. The Company engaged The BaySouth Company to advise the Company in connection with the development of its Shareholder Rights Plan adopted by the Company on May 1, 1995. During fiscal year 1995, the Company paid The BaySouth Company a fee of $25,000 for such services and $4,457 for certain related expenses.

     Bernard M. Manuel, a director of the Company, is the Chairman of the Board, Chief Executive Officer and a stockholder of Cygne Designs, Inc. In connection with the Company's testing of its private label concept in certain of its stores, Fenn, Wright & Manson, a subsidiary of Cygne Designs, Inc., sold the Company private label products for which the Company paid approximately $311,000 in fiscal year 1995.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     The Board of Directors met seven times during fiscal year 1995. Messrs. Berger, Reichman, Groninger, Manuel, Shapiro and Thigpen attended all meetings of the Board.

     The Board of Directors has an Audit Committee consisting of Messrs. Groninger and Shapiro and a Compensation Committee consisting of Messrs. Groninger, Manuel and Thigpen. Until January 21, 1996, the Board of Directors also had a Management Succession Committee and a Nominating Committee, both of which consisted of Messrs. Groninger, Manuel, Shapiro and Thigpen, and a Corporate Compliance Committee which consisted of Messrs. Thigpen and Shapiro. The Board of Directors voted, effective January 21, 1996, to consolidate the Management Succession Committee, the Nominating Committee and the Corporate Compliance Committee into a single Corporate Governance Committee. The members of the Corporate Governance Committee are Messrs. Groninger, Manuel, Shapiro and Thigpen.

     The Audit Committee meets periodically with management and the Company's independent accountants to review matters relating to the Company's financial reporting, the adequacy of internal accounting controls and the scope and results of audit work. The Audit Committee met two times during fiscal year 1995 and both members attended each meeting.

     The Compensation Committee meets periodically to review executive and employee compensation and benefits (including stock-based compensation awards under the 1992 Stock Incentive Plan), supervise benefit plans and make recommendations regarding them to the Board of Directors. The Compensation Committee met four times in fiscal year 1995, and Messrs. Groninger and Manuel attended each of the meetings. Mr. Thigpen attended the three meetings of the Compensation Committee that occurred following his appointment to the Compensation Committee on May 1, 1995.

     The Management Succession Committee was responsible for planning for the succession and promotion of executive officers of the Company. The Management Succession Committee did not meet during fiscal year 1995.

     The Nominating Committee was responsible for nominating individuals to serve as directors of the Company. The Nominating Committee met one time during fiscal year 1995, and all of the members attended the meeting.

     The Corporate Compliance Committee was responsible for the establishment, coordination and maintenance of the Company's corporate compliance program. The Corporate Compliance Committee met one time during fiscal year 1995, and both of the members attended the meeting.

     The Corporate Governance Committee is responsible for performing all functions related to governance of the Company, including, but not limited to, the functions for which the former Management Succession, Nominating and Corporate Compliance Committees were responsible. The Corporate Governance Committee met one time during fiscal year 1995, and all members attended the meeting. The Corporate Governance Committee is now responsible for reviewing the nomination of individuals for election to the Board of Directors by stockholders of the Company. Stockholders wishing to nominate an individual for election to the Board of Directors must send a letter to the Secretary of the Company stating the name and qualifications of the proposed nominee. The letter must be received by the Company within the time limits set by, and must in all other respects comply with, Section 4.16 of the By-Laws in order for the proposed nominee to be considered for election to the Board of Directors. Any stockholder who has complied with the timing, informational and other requirements set forth in Section 4.16 and who seeks to make such a nomination, or such stockholder's representative, must be present in person at the annual meeting of stockholders of the Company at which such nominee's election is to be considered.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of Coopers & Lybrand L.L.P., which has served as the Company's principal independent accountants continuously since 1981, was selected by the Board of Directors to continue in that capacity for fiscal year 1996. Representatives of that firm are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater-than-10% stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during fiscal year 1995 and Forms 5 and amendments thereto furnished to the Company with respect to fiscal year 1995, or written representations that Form 5 was not required, the Company believes that all
Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% stockholders were fulfilled in a timely manner, except that due to an oversight, Mr. Lisnow did not timely report on Form 3 the amount of his beneficial ownership of the Company's Common Stock within ten days of the date of his election as Senior Vice President, Merchandising, by the Board of Directors.

SHARES ENTITLED TO VOTE

     At the close of business on April 19, 1996, the record date for the Annual Meeting, the Company's outstanding voting securities consisted of 15,861,282 shares of Common Stock. Each share is entitled to one vote at the Annual Meeting.

SOLICITATION

     The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by certain officers, directors and employees of the Company without extra compensation, by telephone, telegraph or personal interview. Georgeson & Company Inc. has been retained by the Company for a fee not to exceed $10,000 to aid in solicitation of proxies.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in the proxy materials related to the 1997 annual meeting of stockholders or special meeting in lieu thereof must be received by the Company at its executive offices no later than January 6, 1997.

     In addition, the By-Laws provide that for business to be properly brought before an annual meeting of stockholders (or any special meeting in lieu of annual meeting of stockholders), a stockholder must: (i) give timely written notice to the Secretary of the Company describing any proposal to be brought before such meeting; and (ii) be present at such annual meeting, either in person or by a representative. Such procedural requirements are fully set forth in Section 3.14 of the By-Laws. A stockholder's notice will be timely if delivered to, or mailed to and received by, the Company not less than seventy-five days nor more than one hundred twenty days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"). To bring an item of business before the 1997 annual meeting, a stockholder must deliver the requisite notice of such item to the Secretary of the Company not before February 11, 1997 nor later than March 28, 1997. In the event the annual meeting is scheduled to be held on a date more than thirty days before the Anniversary Date or more than sixty days after the Anniversary Date, however, a stockholder's notice will be timely if delivered to, or mailed to and received by, the Company not later than the close of business on the later of (a) the seventy-fifth day prior to the scheduled date of such annual meeting or (b) the fifteenth day following the day on which public announcement of the date of such annual meeting is first made by the Company.

                                 OTHER MATTERS

     As of this date, management knows of no business which may properly come before the Annual Meeting other than that stated in the Notice of Annual Meeting. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them. The Annual Report for fiscal year 1995 is being delivered to stockholders with this Proxy Statement, but is not incorporated herein and is not to be deemed a part hereof.

                                                DESIGNS, INC.
                                                NOTICE OF 1996
                                                ANNUAL MEETING OF
                                                STOCKHOLDERS AND
                                                PROXY STATEMENT

                                                TUESDAY, JUNE 11, 1996
                                                8:00 A.M.
          [LOGO]
                                                SHERATON NEEDHAM HOTEL
                                                100 CABOT STREET
                                                NEEDHAM, MASSACHUSETTS 02194

                                                PLEASE SIGN YOUR PROXY AND
                                                RETURN IT IN THE ENCLOSED
                                                POSTAGE-PAID ENVELOPE SO
                                                THAT YOU MAY BE REPRESENTED
                                                AT THE ANNUAL MEETING.

PROXY                           DESIGNS, INC.                           PROXY

              66 B STREET, NEEDHAM, MASSACHUSETTS 02194

         This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on June 11, 1996.

        The undersigned stockholder of Designs, Inc., hereby appoints Stanley
I. Berger and Joel H. Reichman, and each of them, proxies, with full power of substitution to each and to each substitute appointed pursuant to such power, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Tuesday, June 11, 1996, at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts, and at any adjournment thereof, with all powers the undersigned would possess if personally present, as set forth on the reverse hereof, upon the matters set forth thereon and more fully described in the Notice and Proxy Statement for such Annual Meeting, and, in their discretion, upon all such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all proxies, if any, hitherto given by the undersigned to others for such Annual Meeting.

            (CONTINUED AND TO BE DATED AND SIGNED ON REVERSE)

                                                            / SEE REVERSE SIDE /

/ X / PLEASE MARK
      VOTES AS IN
      THIS EXAMPLE.

The Board of Directors recommends a vote "FOR" Item 1.

1.  Election of Directors:

Nominees:  Stanley I. Berger, Joel H. Reichman, James G. Groninger,
           Bernard M. Manuel, Melvin I. Shapiro and Peter L. Thigpen.

           /  /    FOR                /  /  WITHHELD
                   ALL                      FROM ALL
                NOMINEES                    NOMINEES

/   /
     ----------------------------------------------------------
     FOR, except vote withheld from the nominees(s) noted above

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED IT WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFIC DIRECTION IS GIVEN, IT WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTOR NOMINEES. RECEIPT IS HEREBY ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF DESIGNS, INC. DATED MAY 6, 1996


      MARK HERE    /  /                          MARK HERE   /  /
     FOR ADDRESS                                IF YOU PLAN
      CHANGE AND                                 TO ATTEND
     NOTE AT LEFT                               THE MEETING

IMPORTANT: Please sign your name or names exactly as printed on this proxy. If more than one person is named, all must sign. When signing as attorney, executor, administrator, trustee or guardian, give title as such.


Signature                                            Date
         ------------------------------------------      -------------------


Signature                                            Date
         ------------------------------------------      -------------------